Exhibit 99.1

Company Contact: Michael C. Boyd, CEO 800-289-6863	Porter, LeVay & Rose, Inc. Marlon Nurse, V.P./Investor Relations 212-564-4700

FOR IMMEDIATE RELEASE

LONGPORT, INC. ANNOUNCES FINANCIAL RESULTS FOR SECOND QUARTER
AND SIX MONTHS ENDED JUNE 30, 2005

GLEN MILLS, PA, August 16, 2005 – Longport, Inc. (OTC BB: LPTI), a medical technology specialist in high resolution ultrasound imaging, announced its financial results for the second quarter and six months ended June 30, 2005.

Revenues for the second quarter 2005 were $194,541 compared to $394,750 for the second quarter in 2004. The decline was attributed to the absence of used Scanner sales as well as revenue from the sale of distribution rights that were accounted for one year ago.  Total operating expenses for the quarter rose to $685,721 compared to $429,773 for the same period a year ago. The increase was due to the rise in General and Administrative expenses which have accompanied the Company’s move from its product development stage to the active distribution of its Scanner products.  The company reported a net loss of ($448,551) or ($0.02) per share for the second quarter 2005. This compares to a loss of ($134,616) or ($0.01) per share for the second quarter 2004.

Michael Boyd, CEO of Longport, said, “In the second quarter of 2005, Longport continued to implement its operational plan. As discussed in the last few months, the plan includes continued expansion of our product into additional market sectors and geographic territories via the execution of additional sales and distribution agreements as well as the further development of Longport’s technology resulting in additional marketable products and services. This quarter we have made progress along these lines including the distribution agreements we signed with Maximum Medical, Inc. and Traveling Medical Services. We also sold scanners directly to Christie Hospital in Manchester, England, as well as a nursing home in North Carolina. Further, Longport attended a number of national clinical congresses as an exhibitor.”

Boyd added, “Maximum Medical has placed and received an order for six demonstration EPISCAN systems and are expected to require an additional two demonstration units in the third quarter of 2005 as they roll out their EPISCAN sales and marketing program.  Their 35 sales people have established relationships with many clinics, hospitals, and nursing homes.”

Boyd also said, “The sale of the scanner to Christie Hospital in the UK is also a significant milestone as it opens an entirely new application for the EPISCAN.  Our focus has been on the assessment and prevention of pressure ulcers thus far.  Christie is using the scanner in conjunction with photodynamic therapy (PDT) for the treatment of basal cell carcinoma, a type of skin cancer, and Bowen’s Disease, a very common pre-malignant condition of the skin.  This new use also provides us with an opportunity to branch out into the assessment of these conditions.”

He remarked, “The Traveling Medical Services agreement offers a very flexible model for future contracts.  Traveling Medical will be offering the scanner to nursing homes through either direct sales arrangements and/or as an enhancement to the services they already provide.

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Boyd concluded, “We are still building momentum in the implementation of our operating plan, with the progress in the second quarter giving us grounds for optimism about the remainder of the year.  We believe that the technology behind our product remains unrivalled, and our sales and marketing efforts are beginning to establish a much broader range of distribution channels through established medical device sales and marketing companies.”

For the first six months ending June 30, 2005, the company announced revenues of $576,881 compared to $501,104 for the first six months of 2004. The increase in six month revenue was due to the sale of distribution rights of $304,540. However, this was offset by a decrease in revenue from scanner sales of $246,463.  Total operating expenses in the first half of 2005 increased to $1,174,044 compared to $837,595 for the six months ended June 30, 2004. The increase is due primarily to the rise in general and administrative costs of $336,449, due to the expansion of the company’s activities.

For the six months ended June 30, 2005, the company reported a decline in net loss of ($554,534) or ($0.02) per share compared to a net loss of ($681,580) or ($0.03) per share for the same period ended June 30, 2004. The decrease in loss is primarily attributed to the presence in 2004 of a $164,707 write down of an investment originally made in 2000.

About Longport, Inc.

Longport, Inc. of Glen Mills, Pennsylvania, is a medical technology company that specializes in high resolution ultrasound imaging. After several years and a multi-million dollar investment in the technology, Longport has secured patents, copyrights, and FDA permission to market. The Company’s technology has been used to engineer a unique high resolution ultrasound imaging system.  For further information please contact Longport, Inc. at 1-800-289-6863 or visit our website at www.longportinc.com.

Forward-looking Information and the Private Securities Litigation Reform Act of 1995

Certain statements in this press release, including statements concerning product development milestones and anticipated events, are “forward-looking statements” within the Private Litigation Reform Act of 1995. Forward Looking Statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect Longport’s actual results include, among others, uncertainties as to the Company’s ability to manage potential problems, delays or anticipated expenses, including problems, delays or expenses involving manufacturing. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only to the date of this release. Reference is made to Longport’s 2004 annual report on Form 10-K filed with the Securities and Exchange Commission for a more definitive description of such factors. Longport, Inc. undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

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Longport, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

For the three and six months ended June 30, 2005 and 2004

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net Revenues:
Scanner sales - new units	$179,017	$209,000	$179,017	$285,480
Scanner sales - used units	—	140,000	—	140,000
Scanner rentals	10,300	2,000	20,700	3,000
Other, principally sale of distribution rights	5,224	43,750	377,164	72,624

Total Revenues	194,541	394,750	576,881	501,104

Operating Expenses:
Cost of sales - new units	101,963	64,421	101,963	166,924
Cost of sales - used units	—	—	—	—
General and administrative	537,316	330,266	1,000,668	595,479
Stock compensation expense	—	2,250	—	4,500
Research and development expense	46,442	32,836	71,413	70,692

Total Operating Expenses	685,721	429,773	1,174,044	837,595

Operating Income (Loss)	(491,180)	(35,023)	(597,163)	(336,491)

Other Income (Expense):
Interest income	149		149	884
Gain on sale of marketable securities	26,379		26,379
Bad debt recovery	20,000		20,000
Interest expense	(3,899)	(98,456)	(3,899)	(141,375)
Impairment loss	—	—	—	(164,707)
Other expense	—	(809)	—	(34,853)

Total Other Income (Expense)	42,629	(99,265)	42,629	(340,051)

Income (Loss) Before Provision for Income Taxes	(448,551)	(134,288)	(554,534)	(676,542)
Provision for income taxes	—	328	—	5,038
Net Income (Loss)	$(448,551)	$(134,616)	$(554,534)	$(681,580)
Net Income (Loss) Per Basic and Diluted Share of Common Stock	$(0.02)	$(0.01)	$(0.02)	$(0.03)
Weighted Average Number of Basic and Diluted Common Shares Outstanding	23,083,368	20,865,670	23,083,368	20,865,670

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

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